Exhibit 99.1

Willis Lease Finance Corporation Power to Spare — Worldwide®	CONTACT:	Scott B. Flaherty Chief Financial Officer (415) 408-4700

NEWS RELEASE

Willis Lease Finance Closes Ten Aircraft Sale

and Leaseback with easyJet Airline

COCONUT CREEK, FL — January 8, 2019 — Willis Lease Finance Corporation (NASDAQ: WLFC) today announced the closing of a sale and leaseback transaction on ten Airbus A319 aircraft with easyJet Airline. The aircraft are powered by CFM56-5B engines. The deal combines elements from across the Willis Platform, including leasing, trading, and asset management businesses, to provide a tailored solution designed to support easyJet in the fleet management of its existing aircraft as it introduces the latest generation of Airbus A320NEO family aircraft.

“It is an honor to welcome easyJet to the growing number of airlines who are taking advantage of the considerable benefits and fleet flexibility that the Willis Platform brings to airlines bridging from current generation to new technology aircraft,” said Charles F. Willis, Chairman and CEO.

“This deal allows easyJet to leverage our entire Platform — leasing, asset management, maintenance services, engine storage and CFM56 engine portfolio — to efficiently and cost effectively transition existing aircraft,” said Brian R. Hole, President. “We are very pleased to have completed this transaction and are proud to support easyJet’s strategic plans,” said Mr. Hole.

“We selected Willis Lease because of their unique ability to create and deliver a comprehensive solution that will significantly lower the risk and cost of transitioning to our fleet of new technology A320NEO aircraft” said Chris Essex, Head of Fleet Strategy and Procurement for easyJet.  “We are looking forward to building a relationship with Willis Lease over the coming years to ensure our single aisle fleet transition remains seamless.”

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

About easyJet

easyJet is Europe’s leading airline offering a unique and winning combination of the best route network connecting Europe’s primary airports, with great value fares and friendly service.

easyJet flies on more of Europe’s most popular routes than any other airline and carries more than 90 million passengers annually - around 15 million of which are travelling on business. easyJet flies over 317 Airbus aircraft on 1045 routes to 158 airports across 34 countries. Over 300 million Europeans live within one hour’s drive of an easyJet airport.

The airline takes sustainability seriously. easyJet invests in the latest technology, operates efficiently and fills most of its seats. This means since 2000 easyJet has reduced the carbon emissions for each kilometer flown by a passenger by over 32% and is on track to meet its target of a 38% reduction by 2022.

Innovation is in easyJet’s DNA — from our launch over 20 years ago when we changed the way people fly to the present day where we lead the industry in digital, web, engineering and operational innovations to make travel more easy and affordable for our passengers.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.